================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                   FORM 8-K/A
                                AMENDMENT NO. 1

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 7, 1997

                           THE PROFIT RECOVERY GROUP
                              INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                         Commission File Number 0-28000

                   GEORGIA                                 58-2213805
(State or other jurisdiction of incorporation)  (IRS Employer Identification No.)
           2300 WINDY RIDGE PARKWAY
               SUITE 100 NORTH
               ATLANTA, GEORGIA                            30339-8426
   (Address of principal executive offices)                (Zip Code)

        Registrant's telephone number including area code (770) 955-3815

       (Former name or former address, if changed since last report)  N/A

================================================================================

                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

                                   FORM 8-K/A
                                AMENDMENT NO. 1

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 7, 1997

     EXPLANATORY NOTE: On October 22, 1997, The Profit Recovery Group International, Inc. (the "Registrant") filed with the Securities and Exchange Commission (the "Commission") a Report on Form 8-K (the "Initial 8-K Report") with respect to the Registrant's October 7, 1997 acquisition of all of the outstanding capital stock of Financiere Alma S.A., a French Company, and substantially all of the outstanding capital stock (98.3%) of Alma Intervention, S.A., a French Company, together with all of the equity interests of the wholly-owned subsidiaries of Alma Intervention, S.A. (collectively, "Alma").

     In accordance with Item 7(a)(4) of Form 8-K, the Initial 8-K Report did not include the historical Alma financial statements or the unaudited pro forma consolidated financial information of the Registrant (collectively, the "Financial Information") and instead contained an undertaking to file the Financial Information with the Commission in an amendment to the Initial 8-K Report as soon as practicable, but not later than December 22, 1997. This amendment is being filed for the purpose of satisfying the Registrant's undertaking to file the Financial Information, and this amendment should be read in conjunction with the Initial 8-K Report.

                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

                                   FORM 8-K/A
                                AMENDMENT NO. 1

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 7, 1997

                                     INDEX

                                                               PAGE
                                                              NUMBER
                                                              ------
ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

  (a) Financial Statements

               FINANCIERE ALMA, S.A. AND SUBSIDIARIES

  Independent Auditors' Report..............................     1
  Consolidated Statements of Earnings for the years ended
     December 31, 1995 and 1996, the six months ended June
     30, 1997 and the nine months ended September 30, 1996
     and 1997...............................................     2
  Consolidated Balance Sheets as of December 31, 1995 and
     1996, June 30, 1997 and September 30, 1997.............     3
  Consolidated Statements of Shareholders' Equity for years
     ended December 31, 1995 and 1996, six months ended June
     30, 1997 and three months ended September 30, 1997.....     4
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995 and 1996, six months ended June 30,
     1997 and nine months ended September 30, 1996 and
     1997...................................................     5
  Notes to Consolidated Financial Statements................     6

  (b) Pro Forma Financial Information

   THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

  Unaudited Pro Forma Consolidated Financial Information....    14
  Unaudited Pro Forma Consolidated Statement of Earnings for
     year ended December 31, 1996...........................    15
  Unaudited Pro Forma Consolidated Statement of Earnings for
     nine months ended September 30, 1997...................    16
  Notes to Unaudited Pro Forma Consolidated Statements of
     Earnings...............................................    17
  Unaudited Pro Forma Condensed Consolidated Balance Sheet
     as of September 30, 1997...............................    18
  Notes to Unaudited Pro Forma Condensed Consolidated
     Balance Sheet..........................................    19

  (c) Exhibits..............................................    20

  Signature.................................................    21

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements

                          INDEPENDENT AUDITORS' REPORT

The Directors and Shareholders of
Financiere Alma, S.A.

     We have audited the accompanying consolidated balance sheets of Financiere Alma, S.A. and subsidiaries as of December 31, 1995 and 1996 and June 30, 1997, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1996, and for the six months ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated statements referred to above present fairly, in all material respects, the financial position of Financiere Alma, S.A. and subsidiaries as of December 31, 1995 and 1996 and June 30, 1997, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1996, and for the six months ended June 30, 1997 in conformity with accounting principles generally accepted in the United States.

                                               ERNST & YOUNG Entrepreneurs
                                                 Departement d'E&Y Audit

                                                        Any Antola

Paris, France, September 30, 1997, except for note 12 which is as of October 7, 1997

                     FINANCIERE ALMA, S.A. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                     YEARS ENDED      SIX MONTHS   NINE MONTHS ENDED
                                                    DECEMBER 31,        ENDED        SEPTEMBER 30,
                                                  -----------------    JUNE 30,    -----------------
                                                   1995      1996        1997       1996      1997
                                                  -------   -------   ----------   -------   -------
                                                         (AMOUNTS IN THOUSANDS OF US DOLLARS)
                                                                                      (UNAUDITED)
Revenues........................................  $20,858   $21,256     $9,557     $14,241   $15,046
Cost of revenues................................    8,265    10,597      4,875       7,539     7,706
Selling, general and administrative expenses....    7,536     8,085      3,650       5,461     5,174
                                                  -------   -------     ------     -------   -------
  Operating income..............................    5,057     2,574      1,032       1,241     2,166
Interest income, net............................      224        41         61         105        76
                                                  -------   -------     ------     -------   -------
  Earnings before income taxes and minority
     interest...................................    5,281     2,615      1,093       1,346     2,242
Income taxes....................................    1,862       974        425         511       820
                                                  -------   -------     ------     -------   -------
  Earnings before minority interest.............    3,419     1,641        668         835     1,422
Minority interest...............................    1,547       498        119         182       431
                                                  -------   -------     ------     -------   -------
  Net earnings..................................  $ 1,872   $ 1,143     $  549     $   653   $   991
                                                  =======   =======     ======     =======   =======

          See accompanying notes to consolidated financial statements.

                     FINANCIERE ALMA, S.A. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                                             -----------------   JUNE 30,   SEPTEMBER 30,
                                                              1995      1996       1997         1997
                                                             -------   -------   --------   -------------
                                                                 (AMOUNTS IN THOUSANDS OF US DOLLARS,
                                                                          EXCEPT SHARE DATA)
                                                                                             (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents (note 3).....................    $ 5,783   $ 7,389   $ 3,254       $ 3,528
  Accounts receivable, less allowance of $1,706, $2,245
    and $2,271 at December 31, 1995 and 1996 and June 30,
    1997, respectively...................................      7,876     5,600     5,502         7,239
  Due from affiliates (note 2)...........................        564     2,052     1,698            47
  Prepaid expenses and other current assets..............        565     1,120       919           973
  Deferred income taxes (note 7).........................        957     1,058     1,037         1,058
                                                             -------   -------   -------       -------
         Total current assets............................     15,745    17,219    12,410        12,845
                                                             -------   -------   -------       -------
Property and equipment:
  Computer and other equipment...........................        630       710       677           732
  Furniture and fixtures.................................        189       203       163           205
  Leasehold improvements.................................        510       157       417           413
                                                             -------   -------   -------       -------
                                                               1,329     1,070     1,257         1,350
  Less accumulated depreciation and amortization.........        672       737       738           892
                                                             -------   -------   -------       -------
                                                                 657       333       519           458
Other assets.............................................        248       138        49            44
                                                             -------   -------   -------       -------
                                                             $16,650   $17,690   $12,978       $13,347
                                                             =======   =======   =======       =======
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank overdrafts........................................    $   141   $ 1,023   $   113       $   147
  Due to shareholders (note 2)...........................        179     1,460       780            29
  Due to affiliates (note 2).............................        196       180       161            87
  Current installments of long-term debt (note 4)........         88       410       435           124
  Accounts payable and accrued expenses..................      3,050     3,644     1,383         1,627
  Accrued payroll and related expenses...................      4,303     4,495     3,379         4,709
  Dividends and distributions payable....................      1,734        --       414            --
  VAT payable............................................      1,933     1,813     1,758         2,065
  Deferred revenues......................................      1,106       851       756           984
                                                             -------   -------   -------       -------
         Total current liabilities.......................     12,730    13,876     9,179         9,772
Other long-term liabilities..............................        569       540       482           167
Long-term debt, excluding current installments (note
  4).....................................................        156     1,065     1,087           478
                                                             -------   -------   -------       -------
         Total liabilities...............................     13,455    15,481    10,748        10,417
Minority interest (note 11)..............................      1,274       539       184           476
Shareholders' equity:
  Common stock, FRF 100 ($18) par value, 3,884
    authorized, issued and outstanding shares at December
    31, 1995 and 1996, June 30, 1997 and September 30,
    1997.................................................         69        69        69            69
  Additional paid-in capital.............................         12        12        12            12
  Cumulative translation adjustment......................        222       103       (70)         (104)
  Retained earnings......................................      1,618     1,486     2,035         2,477
                                                             -------   -------   -------       -------
         Total shareholders' equity......................      1,921     1,670     2,046         2,454
Commitments and contingencies (notes 6 and 9)............
                                                             -------   -------   -------       -------
                                                             $16,650   $17,690   $12,978       $13,347
                                                             =======   =======   =======       =======

          See accompanying notes to consolidated financial statements.

                     FINANCIERE ALMA, S.A. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
                    SIX MONTHS ENDED JUNE 30, 1997 AND THREE
                  MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                                                       CUMULATIVE                   TOTAL
                                            COMMON     ADDITIONAL      TRANSLATION   RETAINED   SHAREHOLDERS'
                                            STOCK    PAID-IN CAPITAL   ADJUSTMENT    EARNINGS      EQUITY
                                            ------   ---------------   -----------   --------   -------------
                                                          (AMOUNTS IN THOUSANDS OF US DOLLARS)
Balance at December 31, 1994..............   $57           $--            $  --      $ 1,208       $ 1,265
Net earnings..............................    --            --               --        1,872         1,872
Dividends.................................    --            --               --       (1,751)       (1,751)
Contribution of minority interest (note
  11).....................................    12            12               --          289           313
Cumulative translation adjustment.........    --            --              222           --           222
                                             ---           ---            -----      -------       -------
  Balance at December 31, 1995............    69            12              222        1,618         1,921
Net earnings..............................    --            --               --        1,143         1,143
Dividends.................................    --            --               --       (1,275)       (1,275)
Cumulative translation adjustment.........    --            --             (119)          --          (119)
                                             ---           ---            -----      -------       -------
  Balance at December 31, 1996............    69            12              103        1,486         1,670
Net earnings..............................    --            --               --          549           549
Cumulative translation adjustment.........    --            --             (173)          --          (173)
                                             ---           ---            -----      -------       -------
  Balance at June 30, 1997................    69            12              (70)       2,035         2,046
Net earnings..............................    --            --               --          442           442
Cumulative translation adjustment.........    --            --              (34)          --           (34)
                                             ---           ---            -----      -------       -------
  Balance at September 30, 1997
     (unaudited)..........................   $69           $12            $(104)     $ 2,477       $ 2,454
                                             ===           ===            =====      =======       =======

          See accompanying notes to consolidated financial statements.

                     FINANCIERE ALMA, S.A. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        YEARS ENDED                          NINE MONTHS ENDED
                                                       DECEMBER 31,      SIX MONTHS ENDED      SEPTEMBER 30,
                                                     -----------------       JUNE 30,        -----------------
                                                      1995      1996           1997           1996      1997
                                                     -------   -------   -----------------   -------   -------
                                                               (AMOUNTS IN THOUSANDS OF US DOLLARS)
                                                                                                (UNAUDITED)
Cash flows from operating activities:
Net earnings.......................................  $ 1,872   $ 1,143        $   549        $   653   $   991
Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
  Depreciation and amortization....................      195       243            176            179       347
  Loss from sale of property and equipment.........       --       178             --             --        --
  Minority interest................................    1,547       498            119            182       431
  Deferred income taxes............................      (88)     (165)           (70)            99      (125)
  Changes in assets and liabilities:
    Accounts receivable............................   (3,223)    1,811           (516)         2,325    (2,320)
    Prepaid expenses and other current assets......     (345)     (606)            79           (993)       16
    Other assets...................................     (152)      111             64             58        79
    VAT payable....................................      427         4            144           (655)      469
    Accounts payable and accrued expenses..........    1,581       810         (1,881)           195    (1,601)
    Accrued payroll and related expenses...........      362       480           (631)           139       739
    Deferred revenues..............................     (236)     (188)            (2)           (81)      235
    Other long-term liabilities....................      485         8              2              4         2
                                                     -------   -------       --------        -------   -------
         Net cash provided by (used in) operating
           activities..............................    2,425     4,327         (1,967)         2,105      (737)
                                                     -------   -------       --------        -------   -------
Cash flows from investing activities:
  Purchases of property and equipment..............     (266)     (149)          (443)          (137)     (552)
  Proceeds from sale of property and equipment.....       14        17             21             16        37
  Net change in due from affiliates................       16    (1,561)           132           (969)    1,787
                                                     -------   -------       --------        -------   -------
         Net cash provided by (used in) investing
           activities..............................     (236)   (1,693)          (290)        (1,090)    1,272
                                                     -------   -------       --------        -------   -------
Cash flows from financing activities:
  Bank overdraft changes, net......................      133       913           (805)           (29)     (765)
  Proceeds from issuance of long-term debt.........       --     1,369            257          1,344       223
  (Repayments) proceeds from loans to (from)
    shareholders, net..............................       (7)    1,324           (525)            (2)   (1,275)
  (Repayments) proceeds from loans from affiliates,
    net............................................       --        (4)            --              1       (73)
  Repayments of long-term debt.....................      (80)      (88)           (34)           (76)   (1,246)
  Dividends and distributions......................   (3,144)   (4,101)            --         (2,779)     (415)
                                                     -------   -------       --------        -------   -------
         Net cash used in financing activities.....   (3,098)     (587)        (1,107)        (1,541)   (3,551)
                                                     -------   -------       --------        -------   -------
Effect of foreign exchange rate changes on cash and
  cash equivalents.................................      428      (441)          (771)          (303)     (845)
                                                     -------   -------       --------        -------   -------
         Net change in cash and cash equivalents...     (481)    1,606         (4,135)          (829)   (3,861)
Cash and cash equivalents at beginning of period...    6,264     5,783          7,389          5,783     7,389
                                                     -------   -------       --------        -------   -------
         Cash and cash equivalents at end of
           period..................................  $ 5,783   $ 7,389        $ 3,254        $ 4,954   $ 3,528
                                                     =======   =======       ========        =======   =======
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest.........  $    25   $    66        $    47        $    58   $    61
                                                     =======   =======       ========        =======   =======
  Cash paid during the period for income taxes.....  $ 2,355   $ 1,117        $   422        $   756   $   626
                                                     =======   =======       ========        =======   =======

          See accompanying notes to consolidated financial statements.

                     FINANCIERE ALMA, S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997
                            (AMOUNTS IN US DOLLARS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. BASIS OF PRESENTATION

     The consolidated financial statements consist of Financiere Alma and, except for Negociation Achat Creances Contentieuses, S.A. ("NACC"), its majority owned subsidiaries Alma Intervention, S.A., Club Affairs Alma, S.A.R.L., Meridian VAT Reclaim France, S.A.R.L., B&F Associes, S.A.R.L., and STEP, S.A. (collectively referred to as "Alma"). A majority owned subsidiary, NACC, has been excluded from the consolidation as certain of Alma's shareholders have agreed to acquire the investment at its carrying value (see note 2). Alma acquired B&F Associes, S.A.R.L. in March 1996 and Meridian VAT Reclaim France, S.A.R.L. in January 1996 for amounts equivalent to their net tangible assets. The results of operations include these two companies from their respective acquisition dates. Pro forma and other acquisition related information is not material.

     The separate legal entities are all registered in France and prepare their financial statements in French francs and in accordance with accounting principles generally accepted in France. For the purpose of the proposed acquisition of Alma by the US corporation, The Profit Recovery Group International, Inc., the financial statements of Alma have been restated to comply with US generally accepted accounting principles and are presented in US dollars. The principal differences between French and US generally accepted accounting principles relate to the timing of the recognition of revenues, the carrying values of work-in-progress and the recognition of deferred income taxes.

     For the purpose of the translation of French franc amounts into US dollars, the closing exchange rate has been applied for the consolidated balance sheets and the average exchange rate has been applied for the consolidated statements of earnings. Translation differences are recorded in shareholders' equity under "cumulative translation adjustment." Average exchange rates of French francs to US dollars for the years ended December 31, 1995 and 1996 and the six month period ended June 30, 1997 were 4.9917, 5.1148 and 5.8296, respectively. The closing exchange rate of French francs to US dollars as of December 31, 1995 and 1996 and June 30, 1997 were 4.9000, 5.2370 and 5.8777, respectively.

     The accompanying unaudited condensed consolidated financial statements of Alma as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

B. DESCRIPTION OF BUSINESS

     Alma is headquartered in Paris, France. Founded in 1986, Alma provides its services exclusively within France. Alma is a recovery audit firm which primarily assists businesses in the identification and recovery of tax overpayments, including business and personal property taxes (referred to in France as "fiscal"), workers compensation taxes (referred to in France as "social"), real property taxes (referred to in France as "foncier") and value added taxes ("VAT" referred to in France as "TVA").

     Alma also provides certain consulting services. Club Affairs Alma, S.A.R.L. is a "buying" club that assists small companies in obtaining volume discounts primarily for office supplies and equipment. Alma Intervention, S.A. also assists French companies obtain grants and subsidies and negotiate contracts for security and cleaning services.

                     FINANCIERE ALMA, S.A. AND SUBSIDIARIES

C. PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements have been prepared in accordance with US generally accepted accounting principles. In preparing these consolidated financial statements, management is required to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

     The consolidated financial statements of Alma include the financial statements of the aforementioned entities. All significant intercompany balances and transactions have been eliminated in consolidation.

     The 1996 acquisitions of B&F Associes, S.A.R.L. and Meridian VAT Reclaim France, S.A.R.L., as mentioned above, do not have a significant impact on cash. As such, the cash flows related to these transactions are not presented separately in the consolidated statement of cash flows.

D. REVENUE RECOGNITION

     Alma's tax recovery audit services revenues are based on specific contracts with its clients. Such contracts generally specify:

     - time periods covered by the audit;

     - nature and extent of the audit services to be provided;

     - client duties in assisting and cooperating with Alma; and

     - fee payable to Alma expressed as a specified percentage of the amounts recovered by the client resulting from liability overpayments claims identified.

     Liability overpayment claims identified for fiscal, social and foncier tax services are presented to the respective government agency for review and approval. Claims for VAT services are filed directly with the respective government agency.

     For the fiscal, social and foncier services, Alma recognizes revenues when
(a) it receives notification of the government agency approval and (b) its clients are entitled to the recovery. For VAT services, Alma recognizes revenues when all documentation is filed with the appropriate government agency. Alma generally invoices its clients concurrently with the point of revenue recognition. Amounts received before meeting the above criteria are classified as deferred revenue on the accompanying consolidated balance sheets.

     Alma recognizes revenues for its other services as they are provided to its clients.

E. PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of 3 years for computer and other equipment, and 5 years for furniture and fixtures. Leasehold improvements are amortized using the straight-line method over the term of the lease, including extension options.

F. DIRECT AND COMPENSATION EXPENSE

     Direct expenses incurred during the course of the recovery audit services are expensed as incurred.

     Non-management auditors have an element of their compensation which is commission based and the compensation expense is recorded at the time of the related revenue recognition, and subsequently paid as such revenue is collected. Previously established auditor compensation accruals are subsequently adjusted to correspond with adjustments for doubtful accounts. The salary portion of the non-management auditors'

                     FINANCIERE ALMA, S.A. AND SUBSIDIARIES
compensation is charged to operations as incurred. All other Alma employees are compensated on the basis of salary and, in certain cases, bonuses, which are charged to operations as incurred.

G. CASH EQUIVALENTS

     Alma considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash equivalents consist primarily of temporary cash investments with original maturity of 90 days or less.

H. CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject Alma to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables.

     Alma has cash investment policies that limit investments to short-term low risk instruments. Alma's cash is held principally in French francs and concentrated in several major French banks.

     Alma provides services to customers in a variety of industries in France. Alma performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. To date, such losses have been within management's expectations. Alma generally requires no collateral.

I.  INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

2.  RELATED PARTY TRANSACTIONS

     Alma leases vehicles and posters from a company owned by the Chief Executive Officer of Alma. In addition, Alma leases office space from a relative of the Chief Executive Officer. Total rent expense for the posters, vehicles and office for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 were $269,000, $306,000 and $123,000, respectively.

     Alma also contributes 40 percent of the rental payment for an apartment in Paris, France for the Chief Executive Officer. Total rent expense for the apartment for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 was approximately $26,000, $25,000, and $22,000, respectively.

     Alma subleases a portion of its corporate headquarters to certain affiliates. Rental income recorded on these subleases for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 were approximately $27,000, $35,000 and $20,000, respectively.

     Consulting services have been provided to Alma by a major shareholder who is also a director of Alma. Consulting fees for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 were $194,000, $227,000 and $100,000, respectively.

     The amounts contained in "Due from affiliates" represent mainly a loan to and the net book value of NACC. In September 1997, Alma's interest in NACC was sold to certain of Alma's shareholders at book value for cash.

                     FINANCIERE ALMA, S.A. AND SUBSIDIARIES

     The amounts in "Due to shareholders" and "Due to affiliates" represent interest free advances by the Chief Executive Officer to Alma for operating purposes and expenses paid on behalf of Alma by affiliated companies, respectively.

     Prior to 1994, Alma had guaranteed one half of a FF10,000,000 loan held by NACC. The amount of the guarantee was approximately $851,000 at June 30, 1997. This guarantee was secured by a pledge of the shares in Alma Intervention, S.A. Subsequent to June 30, 1997, the guarantee given and security pledged by Alma has been released.

     During 1995, Financiere Alma loaned approximately $292,000 to a shareholder who was also an employee of Alma. The full amount of the loan was repaid prior to December 31, 1995.

3.  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include:

                                                               DECEMBER 31,
                                                              ---------------   JUNE 30,
                                                               1995     1996      1997
                                                              ------   ------   --------
                                                                (AMOUNTS IN THOUSANDS)
Cash held at bank...........................................  $2,420   $1,485    $  676
Temporary investments held at bank..........................   3,363    5,904     2,578
                                                              ------   ------    ------
                                                              $5,783   $7,389    $3,254
                                                              ======   ======    ======

     The fair value of cash equivalents, all classified as available-for-sale, approximate book value at December 31, 1995 and 1996 and at June 30, 1997.

4.  LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                              DECEMBER 31,
                                                              -------------   JUNE 30,
                                                              1995    1996      1997
                                                              ----   ------   --------
                                                               (AMOUNTS IN THOUSANDS)
Term loan with interest rate of PIBOR plus 2% (5.39% at June
  30, 1997) with final payment due December 1999(a).........  $ --   $1,336    $1,190
Term loan with interest rate of 7.5% requiring quarterly
  payments of FF 75,000, or $12,864 at June 30, 1997, plus
  interest with final payment due February 1998.............   146       72        39
Term loan with interest rate of PIBOR plus 1.25% (4.64% at
  June 30, 1997) requiring quarterly payments of FF 44,704,
  or $7,668 at June 30, 1997, plus interest with final
  payment due April 2000....................................    --       --       245
Other.......................................................    98       67        48
                                                              ----   ------    ------
                                                               244    1,475     1,522
Less current installments...................................    88      410       435
                                                              ----   ------    ------
          Long-term debt, excluding current installments....  $156   $1,065    $1,087
                                                              ====   ======    ======

---------------

(a) This loan is secured by a pledge of 6,307 shares of Alma Intervention, S.A. Alma would be liable to a 2% per year indemnity in case of early repayment. A merger, transfer of assets, or change in ownership constitutes an event default which could cause early repayment (see note 12).

                     FINANCIERE ALMA, S.A. AND SUBSIDIARIES

     Future minimum annual principal payments for long-term debt for each of the years subsequent to December 31, 1996 are as follows:

                                                              (AMOUNTS IN THOUSANDS)
YEARS ENDING DECEMBER 31,
1997........................................................          $  410
1998........................................................             501
1999........................................................             553
2000........................................................              11
                                                                     -------
          Total.............................................          $1,475
                                                                     =======

5.  SHAREHOLDERS' EQUITY

     In September 1995, Alma increased its ownership interest in Alma Intervention, S.A. from 50.7% to 60.6% by the issuance of 561 ordinary shares. The Alma Intervention, S.A. shares were purchased from the Chief Executive Officer, and valued for an amount which was considerably lower than the fair value of the interest acquired. As this transaction involved entities under common control, the excess of fair value over book value has been accounted for as a contribution by minority interests to retained earnings.

6.  LEASES

     Alma is committed under non-cancelable operating lease arrangements for facilities, vehicles and artwork, including related party leases (see note 2). Rent expense for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 was $694,000, $803,000 and $242,000, respectively. The future minimum lease payments under these leases, net of related party subleases (see note 2), are summarized as follows:

                                                              RELATED   OTHER
                                                              PARTIES   LEASES   TOTAL
                                                              -------   ------   ------
                                                               (AMOUNTS IN THOUSANDS)
YEARS ENDING DECEMBER 31,
1997........................................................   $ 83     $  267   $  350
1998........................................................    214        462      676
1999........................................................    104        517      621
2000........................................................      4         --        4
                                                               ----     ------   ------
          Total.............................................   $405     $1,246   $1,651
                                                               ====     ======   ======

7.  INCOME TAXES

     The provision for income taxes for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 consists of the following:

                                                                YEARS ENDED    SIX MONTHS
                                                               DECEMBER 31,      ENDED
                                                              ---------------   JUNE 30,
                                                               1995     1996      1997
                                                              ------   ------   --------
                                                                (AMOUNTS IN THOUSANDS)
Current.....................................................  $1,950   $1,139     $495
Deferred....................................................     (88)    (165)     (70)
                                                              ------   ------     ----
          Total.............................................  $1,862   $  974     $425
                                                              ======   ======     ====

                     FINANCIERE ALMA, S.A. AND SUBSIDIARIES

     A reconciliation of income taxes computed at the French statutory rate (36.66% in 1995, 1996 and 1997) to income tax expense is as follows:

                                                               YEARS ENDED   SIX MONTHS
                                                              DECEMBER 31,     ENDED
                                                              -------------   JUNE 30,
                                                               1995    1996    1997
                                                              ------   ----   --------
                                                               (AMOUNTS IN THOUSANDS)
Income tax expense computed at the French statutory rate....  $1,935   $960     $417
Other.......................................................     (73)    14        8
                                                              ------   ----     ----
          Total.............................................  $1,862   $974     $425
                                                              ======   ====     ====

     Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes consist of the following:


                                                               DECEMBER 31,
                                                              ---------------   JUNE 30,
                                                               1995     1996      1997
                                                              ------   ------   --------
                                                                (AMOUNTS IN THOUSANDS)
Deferred tax liabilities:
  Accrued payroll and related expenses......................  $   46   $   68    $   60
  Accumulated depreciation..................................       2       --        --
                                                              ------   ------    ------
     Total deferred tax liabilities.........................      48       68        60
                                                              ------   ------    ------
Deferred tax assets:
  Deferred revenues.........................................     702      824       759
  Accounts payable and accrued expenses.....................     260      236       239
  Other.....................................................      43       66        99
                                                              ------   ------    ------
     Total deferred tax assets..............................   1,005    1,126     1,097
                                                              ------   ------    ------
     Net deferred tax assets................................  $  957   $1,058    $1,037
                                                              ======   ======    ======

     A proposal to increase the statutory tax rate from 36.7% to 41.6% effective January 1, 1997 will be the subject of a vote by the members of the French National Assembly. If approved, income tax expense for the six months ended June 30, 1997 would increase by $64,000 and the net deferred tax asset would increase by $156,000.

     No valuation allowances were deemed necessary since all deductible temporary differences could be carried back to recover income taxes previously paid.

8.  EMPLOYEE BENEFIT PLANS

     Alma contributes to pensions for personnel in France in accordance with French law, by contributions based on salaries to the relevant state-sponsored organizations. Alma has no further liability in connection with these plans.

     French law also requires payment of a lump sum retirement indemnity to employees, based upon years of service and compensation at retirement. Benefits do not vest prior to retirement. Alma's estimated obligations at December 31, 1995 and 1996 and June 30, 1997 were determined using actuarial methods. Expenses related to this plan for the years ended December 31, 1995 and 1996 and six months ended June 30, 1997 were $4,000, $4,000 and $2,000, respectively.

     In March 1992, Alma Intervention, S.A. implemented a profit sharing agreement as required under French corporate law. This agreement was subsequently renewed in December, 1996 and extended to

                     FINANCIERE ALMA, S.A. AND SUBSIDIARIES
employees of all companies except B&F Associes, S.A.R.L. The agreement allows all qualified employees with at least six months of service to receive a benefit equal to a percentage of Alma's taxable income, based on the employee's length of service and amount of salary. The benefit is deposited in a venture capital fund and cannot be used by the employee for a five year period, except under circumstances defined by the plan, such as death or resignation. B&F Associes, S.A.R.L. adopted a similar benefit plan for its employees on November 13, 1995, which terminates on November 12, 1998, with the option to renew. Expenses related to these plans for the years ended December 31, 1995 and 1996 and six months ended June 30, 1997 were $424,000, $384,000 and $185,000, respectively.

     In October 1993, Alma entered into an employee savings agreement which entitles employees with at least six months of service to contribute, either directly in cash or by transferring part or all of the sums deposited in the venture capital fund referred to above, to a fund that purchases either short-term investments or acquires shares in Alma Intervention, S.A. The shares purchased cannot be transferred by the employees for a five year period, except under circumstances defined by the plan such as death, retirement or resignation. Employees have the right to purchase shares under this plan at their estimated fair value only during periods designated by Alma. Since the inception of the plan, only one sale was offered to employees, on October 1993, resulting in 341 shares of Alma Intervention, S.A. being purchased.

     In June 1994, a bonus incentive agreement was adopted by Alma Intervention, S.A. for a three year period for all employees having at least six months service. The agreement allows all qualified employees to receive a benefit as a result of achieving certain corporate goals. The amount of the benefit and specific corporate goals are generally established at the beginning of each fiscal year. By adopting this plan, Alma receives tax benefits such as lower social taxes on employee wages. The agreement was renewed for three years in June 1997. Expenses related to this plan for the years ended December 31, 1995 and 1996 and six months ended June 30, 1997 were $444,000, $480,000 and $218,000, respectively.

9.  COMMITMENTS AND CONTINGENCIES

     Alma guarantees the validity of the claims identified by providing a commitment to refund fees earned on successful claims which are later determined to be unsuccessful. Since Alma's fees are a percentage of the recovery received by its clients, the refunds for unsuccessful claims arise if the favorable ruling during a tax audit for fiscal, social and foncier tax claims is subsequently overturned or a VAT tax claim is denied (see note 1.D). Alma secures certain guarantees with a bank guarantee in favor of its client. The terms of these bank guarantees generally correspond with the remaining statutory period for tax audits of the related claim identified. Bank guarantees outstanding at June 30, 1997 totaled $799,000. Historically, Alma has rarely been required to refund its fees. Management believes that any future reimbursement of fees received will not be material.

     Alma is subject to legal proceedings and claims which arise in the ordinary course of its business. While these actions are being contested, management believes that any liability resulting from these matters, after taking into consideration insurance coverage and amounts already accrued, should not have a material adverse effect on the consolidated financial position or results of operations.

     During December 1995, Alma entered into an agreement with Lasseri, Durand et Associes ("LDA") to secure legal, audit and research services at pre-established invoicing rates, based on Alma's request. The contract stipulates that Alma's yearly demand for LDA's services is not to fall below 25% of the highest annual fees paid to LDA during the previous three years ("the standard fee level"). Failure on the part of Alma to fulfill this level of request for services from LDA will result in a penalty to be paid to LDA in the amount of the decrease in the demand of services from the standard fee level. If Alma terminates the contract prior to expiration, Alma will be required to pay to LDA an amount equal to the highest annual fees invoiced by LDA during the last three years. The agreement covers a period of five years ending December 2000. Fees

                     FINANCIERE ALMA, S.A. AND SUBSIDIARIES
paid to LDA for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 were $366,000, $410,000 and $101,000, respectively.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     At December 31, 1995 and 1996, and June 30, 1997, the carrying values of financial instruments such as cash and cash equivalents, accounts receivable, due from affiliates and current liabilities approximated their market values, based on the short-term maturities of these instruments. The fair values of Alma's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using Alma's current borrowing rate for similar debt instruments of comparable maturity. The estimated fair value of the Company's long-term debt instruments, excluding current installments of long-term debt (see note 4), at December 31, 1995 and 1996 and June 30, 1997 was $198,000, $1,298,000 and $1,126,000, respectively.

11.  MINORITY INTEREST

     As of June 30, 1997, Financiere Alma owned either directly or indirectly through Alma Intervention, S.A., 61% of Alma Intervention, S.A., 90% of Step, S.A., 99% of B&F Associes, S.A.R.L., 85% of Club Affaires Alma, S.A.R.L., and 90% of Meridian VAT Reclaim France, S.A.R.L. Minority interest distributions during the years ended December 31, 1995 and 1996, and the six months ended June 30, 1997 were $1,456,000, $1,163,000 and $414,000, respectively. During
September 1995, approximately $289,000 was transferred from minority interest to retained earnings (see note 5).

     In September 1997, Alma Intervention, S.A. purchased the minority ownership in Club Affairs Alma, S.A.R.L., Meridian VAT Reclaim France, S.A.R.L., B&F Associes, S.A.R.L. and Step, S.A. for amounts that approximated the net book value of the minority interest. The net book value approximates the fair value.

12.  SUBSEQUENT EVENT

     On October 7, 1997, The Profit Recovery Group International, Inc. ("PRG") acquired substantially all ownership interests of Alma for a consideration of approximately $24,602,000 in cash and 859,000 restricted, unregistered shares of PRG's common stock. PRG has the obligation to purchase the remaining ownership (approximately 1.6%) of Alma by January 1999 for terms similar to the October 1997 transaction.

     (b) Pro Forma Financial Information

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     On October 7, 1997, The Profit Recovery Group International, Inc. (the "Company") acquired 98.4% of Financiere Alma, S.A. and subsidiaries ("Alma"), a French company providing primarily corporate tax recovery services in France. The transaction was accounted for as a purchase, effective as of October 1, 1997, with consideration of $24,602,000 in cash and 859,000 restricted, unregistered shares of the Company's common stock. Approximately $1,700,000 in direct acquisition-related costs were also incurred and capitalized as part of this transaction. The Company has an obligation to purchase the remaining 1.6% of Alma by January 1999 for $398,000 in cash and 13,900 unregistered shares of the Company's common stock.

     The Company incurred debt to pay the cash consideration and a minor portion of the direct acquisition-related expenses incurred in connection with the acquisition of Alma.

     The following unaudited pro forma consolidated statements of earnings for the year ended December 31, 1996 and the nine months ended September 30, 1997 present the consolidated historical accounts of the Company, adjusted to give effect to the acquisition of Alma as of the beginning of the periods presented. The following unaudited pro forma condensed consolidated balance sheet as of September 30, 1997 presents the consolidated historical accounts of the Company as of that date, adjusted to give effect to the acquisition of Alma as if the transaction had occurred on September 30, 1997.

     The unaudited pro forma financial data and accompanying notes should be read in conjunction with the consolidated financial statements of the Company and related notes, as well as the consolidated financial statements and related notes of Alma. The Company believes that the assumptions set forth in the notes on pages 17 and 19 provide a reasonable basis on which to present the pro forma financial data, which is provided for informational purposes only and should not be construed to be indicative of the Company's financial condition or results of operations had the transactions and events described above been consummated on the dates assumed. The unaudited pro forma financial data is not intended to project the Company's financial condition on any future date or results of operations for any future period.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1996

                                              THE PROFIT
                                               RECOVERY
                                                GROUP
                                            INTERNATIONAL,                   PRO FORMA
                                                 INC.           ALMA        ADJUSTMENTS      PRO FORMA
                                            --------------     -------      -----------     -----------
                                            (AMOUNTS IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)
Revenues..................................      $77,330        $21,256        $    --         $98,586
Cost of revenues..........................       40,330         10,597             --          50,927
Selling, general and administrative
  expenses................................       25,961          8,085          1,669 (A)      35,715
                                                -------        -------        -------         -------
  Operating income........................       11,039          2,574         (1,669)         11,944
Interest income (expense), net............         (100)            41         (2,104)(B)      (2,163)
                                                -------        -------        -------         -------
  Earnings before income taxes and
     minority interest....................       10,939          2,615         (3,773)          9,781
Income taxes..............................        7,789            974         (1,471)(C)       7,292
                                                -------        -------        -------         -------
  Earnings before minority interest.......        3,150          1,641         (2,302)          2,489
Minority interest.........................           --            498           (509)(D)         (11)
                                                -------        -------        -------         -------
  Net earnings............................      $ 3,150        $ 1,143        $(1,793)        $ 2,500
                                                =======        =======        =======         =======
Pro forma information:
  Historical earnings before income taxes
     and minority interest................      $10,939        $ 2,615        $(3,773)        $ 9,781
  Pro forma income taxes..................        4,271            974         (1,471)          3,774
  Minority interest.......................           --            498           (509)            (11)
                                                -------        -------        -------         -------
  Pro forma net earnings..................      $ 6,668        $ 1,143        $(1,793)        $ 6,018
                                                =======        =======        =======         =======
  Pro forma earnings per common and common
     equivalent share.....................      $  0.39                                       $  0.33
                                                =======                                       =======
  Weighted average common and common
     equivalent shares outstanding........       17,457                           859 (E)      18,316
                                                =======                       =======         =======

    See accompanying notes to unaudited pro forma consolidated statements of earnings.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                               THE PROFIT
                                             RECOVERY GROUP                  PRO FORMA
                                          INTERNATIONAL, INC.      ALMA     ADJUSTMENTS     PRO FORMA
                                          --------------------   --------   ------------   ------------
                                           (AMOUNTS IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)
Revenues................................         $76,445          $15,046      $    --        $91,491
Cost of revenues........................          39,553            7,706           --         47,259
Selling, general and administrative
  expenses..............................          25,709            5,174        1,252 (A)     32,135
                                                 -------          -------      -------        -------
  Operating income......................          11,183            2,166       (1,252)        12,097
Interest income (expense), net..........             132               76       (1,578)(B)     (1,370)
                                                 -------          -------      -------        -------
  Earnings before income taxes and
     minority interest..................          11,315            2,242       (2,830)        10,727
Income taxes............................           4,397              820       (1,104)(C)      4,113
                                                 -------          -------      -------        -------
  Earnings before minority interest.....           6,918            1,422       (1,726)         6,614
Minority interest.......................              --              431         (436)(D)         (5)
                                                 -------          -------      -------        -------
  Net earnings..........................         $ 6,918          $   991      $(1,290)       $ 6,619
                                                 =======          =======      =======        =======
Earnings per common and common
  equivalent share......................         $  0.37                                      $  0.34
                                                 =======                                      =======
Weighted average common and common
  equivalent shares outstanding.........          18,720                           859 (E)     19,579
                                                 =======                       =======        =======

    See accompanying notes to unaudited pro forma consolidated statements of earnings.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS YEAR ENDED DECEMBER 31, 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1997

     The following explanations describe the assumptions used in determining the unaudited pro forma adjustments necessary to present the historical results of operations, giving effect to the acquisition of Alma.

     (A) Adjustment relates to amortization of the goodwill amounting to $33,379,000 over a 20-year period.

     (B) Adjustment relates to the $24,750,000 of indebtedness, at an interest rate of 8.5%, incurred in connection with the Alma acquisition.

     (C) Adjustment relates to the tax benefit derived from the deductibility of the goodwill and interest expense assuming a combined Federal and state effective income tax rate of 39%.

     (D) Adjustment to reduce minority interest to reflect minority interest ownership of 1.6% of Alma.

     (E) Adjustment reflects the issuance of 859,000 shares in connection with the Alma acquisition.

     (F) The pro forma adjustments do not reflect the anticipated pre-tax charge to operations in the fourth quarter of 1997 to restructure and realign certain facets of the Company's European management structure in recognition of emerging developments such as the Alma acquisition. This charge is expected to approximate $1.0 million to $1.2 million.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997

                                                      THE PROFIT
                                                       RECOVERY
                                                        GROUP
                                                    INTERNATIONAL,              PRO FORMA
                                                         INC.         ALMA     ADJUSTMENTS    PRO FORMA
                                                    --------------   -------   -----------    ---------
                                                           (AMOUNTS IN THOUSANDS OF US DOLLARS)
Current assets:
  Cash and cash equivalents.......................      $12,231      $ 3,528     $    --      $ 15,759
  Contract receivables............................       45,301        7,239          --        52,540
  Other receivables...............................        2,160           47          --         2,207
  Prepaid expenses and other current assets.......        1,292          973          --         2,265
  Deferred income taxes...........................           --        1,058          --         1,058
                                                        -------      -------     -------      --------
          Total current assets....................       60,984       12,845          --        73,829
Property and equipment, net.......................        8,581          458          --         9,039
Noncompete agreements, net........................        3,734           --          --         3,734
Deferred loan costs, net..........................           32           --          --            32
Goodwill, net.....................................        6,204           --      33,379 (A)    39,583
Deferred income taxes.............................        1,174           --          --         1,174
Other assets......................................          537           44          --           581
                                                        -------      -------     -------      --------
                                                        $81,246      $13,347     $33,379      $127,972
                                                        =======      =======     =======      ========
Current liabilities:
  Bank overdraft..................................      $    --      $   147     $    --      $    147
  Due to shareholders and affiliates..............           --          116          --           116
  Current installments of long term-debt..........           83          124          --           207
  Accounts payable and accrued expenses...........        1,719        1,627       1,552 (B)     4,898
  Accrued payroll and related expenses............       17,788        4,709          --        22,497
  VAT payable.....................................           --        2,065          --         2,065
  Deferred revenues...............................           --          984          --           984
  Deferred income taxes...........................        7,607           --          --         7,607
                                                        -------      -------     -------      --------
          Total current liabilities...............       27,197        9,772       1,552        38,521
Long-term debt, excluding current installments....          707          167      24,750 (B)    25,624
Deferred compensation.............................        2,263           --          --         2,263
Other long-term liabilities.......................           --          478          --           478
                                                        -------      -------     -------      --------
          Total liabilities.......................       30,167       10,417      26,302        66,886
Minority interest.................................           --          476        (428)(C)        48
Shareholders' equity:
  Common stock....................................           18           69         (68)(D)        19
  Additional paid-in capital......................       37,815           12       9,946 (D)    47,773
  Cumulative translation adjustments..............          (56)        (104)        104 (D)       (56)
  Retained earnings...............................       13,302        2,477      (2,477)(D)    13,302
                                                        -------      -------     -------      --------
          Total shareholders' equity..............       51,079        2,454       7,505        61,038
                                                        -------      -------     -------      --------
                                                        $81,246      $13,347     $33,379      $127,972
                                                        =======      =======     =======      ========

  See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997

     The following explanations describe the assumptions used in determining the unaudited pro forma adjustments necessary to present the historical financial position, giving effect to the acquisition of Alma.

     (A) The acquisition is accounted for as a purchase in accordance with Accounting Principles Board Opinion 16, "Business Combinations." The purchase price is allocated first to the tangible and identifiable assets and liabilities of the acquired company based on preliminary estimates of their fair value, with the remainder allocated to goodwill. The following schedule presents the goodwill computation (amounts in thousands of US dollars):

Purchase price:
  Cash paid.................................................  $24,602
  Fair value of restricted, unregistered shares issued......    9,959
                                                              -------
                                                               34,561
Estimated direct acquisition-related costs..................    1,700
Less net book value of Alma, which approximates fair value,
  and minority interest.....................................   (2,930)
Plus minority interest for 1.6% of Alma not purchased.......       48
                                                              -------
     Goodwill...............................................  $33,379
                                                              =======

     (B) The Company incurred indebtedness of $24,750,000 to fund the cash paid and a minor portion of direct acquisition-related costs incurred in connection with the acquisition of Alma, and accrued an additional $1,552,000 to pay the remaining unpaid direct acquisition-related costs incurred.

     (C) Adjustment is a reduction of minority interest to reflect minority interest ownership of 1.6% of Alma.

     (D) The changes in components of shareholders' equity are a result of (a) the elimination of the equity of Alma and (b) the reclassification of the portion of the minority interest purchased.

     (c) Exhibits

EXHIBIT
 NUMBER                                 DESCRIPTION
--------                                -----------
 2.1(a)*    --  Share Purchase Agreement dated as of October 7, 1997 among the Company, PRG France and certain individual Stockholders of Alma Intervention S.A.
 2.1(b)*    --  Share Purchase Agreement dated as of October 7, 1997 among the Company, PRG France and certain individual Stockholders of Alma Intervention S.A.
 2.2*       --  Share Purchase Agreement dated as of October 7, 1997 among the Company, PRG France and Epargne Capitalisation
                Intermediaire and Epargne Developpement.
 2.3*       --  Share Purchase Agreement dated as of October 7, 1997 among the Company, PRG France and Sophie Davet.
 2.4*       --  Share Purchase Agreement dated as of October 7, 1997 among the Company, PRG France and Marc Eisenberg and Eric
                Eisenberg.
 2.5*       --  Share Purchase Agreement dated as of October 7, 1997 among the Company, PRG France and Banque Internationale a
                Luxembourg S.A. for share capital of Financiere Alma S.A.
                and Alma Intervention S.A.
 2.6*       --  Share Purchase Agreement dated as of October 7, 1997 among the Company, PRG France and Banque Internationale a
                Luxembourg S.A. for share capital of Alma Intervention S.A.
 2.7*       --  Warranty Agreement dated as of October 7, 1997 among the
                Company, PRG France, Marc Eisenberg and Eric Eisenberg.
 2.8*       --  Indemnity Escrow and Stock Pledge Agreement dated as of
                October 7, 1997 among the Company, PRG France, Marc
                Eisenberg, Eric Eisenberg, Banque Internationale a
                Luxembourg S.A. and Arnall Golden & Gregory, LLP.
23.1+       --  Consent of Ernst & Young Entrepreneurs.

---------------

* Previously filed. In accordance with Item 601(b)(2) of Regulation S-K, the schedules have been omitted and a list briefly describing the schedules is contained at the end of the Exhibit. The Company will furnish supplementally a copy of any omitted schedule to the Commission upon request.
+ Filed herewith.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          THE PROFIT RECOVERY GROUP
                                            INTERNATIONAL, INC.

                                          By:   /s/ DONALD E. ELLIS, JR.
                                            ------------------------------------
                                                    Donald E. Ellis, Jr.
                                                Senior Vice President, Chief
                                              Financial Officer and Treasurer

Date: November 21, 1997